UMB Financial Corporation News Release

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//FOR IMMEDIATE RELEASE//

Contact: Kristin Kovach, 816.423.6131

UMB Reaches $800 million in Health Savings Account Deposits and Assets

KANSAS CITY, Mo. (March 27, 2014) - UMB Healthcare Services, a division of UMB Financial Corporation (Nasdaq: UMBF), announced today the number of its Health Savings Accounts (HSAs) has grown 40 percent to 449,292 individual accounts, up substantially from the nearly 320,000 following open enrollment last year. Account balances for those accounts grew 30 percent during the previous 12 months, surpassing $800 million dollars as of Jan. 31, 2014.

UMB Healthcare Services also saw an increase in the number of benefit and single use payment cards it provides for Flexible Spending Arrangements (FSAs), Health Reimbursement Arrangements (HRAs), HSAs and healthcare payment cards. At year end, cards numbered more than 4.1 million, up from 3.1 million cards in 2012.

"We have seen tremendous growth and adoption of HSAs since their enactment 10 years ago," said Dennis Triplett, CEO of UMB Healthcare Services. "The health care landscape continues to make these accounts attractive to not only employers, but also employees that look to economize health care spending while maintaining coverage and saving for the future."

According to a February 2014 report from Devenir, HSAs have grown to an estimated $19.3 billion in assets and 10.7 million accounts at year-end 2013 and have grown to well over $20 billion in assets during the month of January.

"As we move forward in 2014, we remain committed to growing as an industry leader for health care payment solutions," said Triplett. "We are actively pursuing all avenues for growth, including opportunistic acquisition of health care payment and HSA businesses and portfolios."

Since the inception of Medical Savings Accounts in the late 1990s, UMB Healthcare Services has been a financial services leader in the health care market place. Today, UMB, is a leading provider of a suite of health care payment solutions, including multi-purpose card technology supporting HSAs, FSAs and HRAs.

Funds in an HSA Base Account are held at UMB Bank, n.a., Member FDIC.